Exhibit 99.1
NEWS RELEASE

Hastings	CONTACT:	Dan Crow PR08-153
Entertainment, Inc.		Vice President and
Chief Financial Officer
(806) 677-1422
www.gohastings.com
Hastings Entertainment, Inc. Announces Record First Quarter
Earnings
•	Net income growth over prior year, for the fifth consecutive quarter.

•	Fully diluted EPS grew 27.3% for the quarter, to $0.28 per diluted share compared to $0.22 per diluted share for the first quarter of fiscal 2007.

•	Total comparable store revenues increased 4.2% for the first quarter of fiscal 2008 compared to a Comp decrease of 3.9% during the same period in fiscal 2007.

•	Maintaining guidance of net income per fully diluted share ranging from $0.95 to $1.00 for the full fiscal year ending January 31, 2009.
AMARILLO, Texas, May 19, 2008—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three months ended April 30, 2008. Net income was approximately $3.0 million, or $0.28 per diluted share, for the first quarter of fiscal 2008 compared to net income of $2.5 million, or $0.22 per diluted share, for the first quarter of fiscal 2007.
“I’m excited by the record profits our new management team delivered on top of a very strong first quarter during fiscal 2007,” said Chief Executive Officer John Marmaduke. “BUY, SELL, TRADE, RENT creates a new retailing synergy by offering greater value and selection from a seamless assortment of new and used products, while monetizing our customers’ unwanted entertainment. We have an opportunity to take advantage of weakened competitors with our new and used Entertainment Superstore, while additionally delivering exceptional value to our customers in a difficult economic environment.”
Financial Results for the First Quarter of Fiscal Year 2008
Revenues. Total revenues for the first quarter increased $3.9 million, or 3.1%, to $131.9 million compared to $128.0 million for the first quarter of fiscal 2007. The following is a summary of our revenues results (dollars in thousands):

	Three Months Ended April 30,
	2008		2007		Increase/(Decrease)
		Percent of		Percent of
	Revenues	Total	Revenues	Total	Dollar	Percent
Merchandise revenue	$108,317	82.1%	$105,064	82.1%	$3,253	3.1%
Rental revenue	23,619	17.9%	22,948	17.9%	671	2.9%

Total revenues	$131,936	100.0%	$128,012	100.0%	$3,924	3.1%

Comparable-store revenues (“Comp”):

Total	4.2%
Merchandise	4.3%
Rental	3.8%

Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended April 30,
	2008	2007
Trends	36.8%	-14.3%
Video Games	29.8%	-5.8%
Electronics	26.8%	17.5%
Hardback Café	14.2%	9.0%
Consumables	12.5%	0.6%
Books	5.6%	-1.3%
Movies	3.2%	4.9%
Music	-16.0%	-13.0%
Trends Comps increased 36.8% primarily due to strong sales of Webkinz plush products, as well as strong apparel and seasonal sales. Key drivers in the apparel category included jewelry, bags, and hats. Key drivers in the seasonal category included Valentine’s Day and Easter products. Video Game Comps increased 29.8% primarily due to strong sales of new hit titles released during the first quarter, including Grand Theft Auto IV, Mario Kart Wii, Super Smash Bros. Brawl, Army of Two, and Turok, as well as increased sales of used games, gaming systems and gaming accessories including Sony PS3 and Nintendo Wii controllers. Electronics department Comps increased 26.8% for the quarter, which was attributable to strong sales of refurbished iPods and MP3 player related accessories, as well as increased sales of third-party gift cards. Books Comps increased 5.6% during the first quarter, primarily due to increased sales of new trade paperback books, as well as strong sales of used hardback and trade paperback books. Hit titles driving book sales during the quarter included New Earth, by author Eckhart Tolle, and The Last Lecture, by author Randy Pausch. Movie Comps increased 3.2%, primarily due to increased sales of both new and used DVDs, Blu-ray format movies, and used DVD box sets. Hit movies released during the quarter, including I Am Legend, Alvin and the Chipmunks, American Gangster, and No Country For Old Men, helped drive the sales of new DVDs and Blu-ray. These increases were partially offset by lower sales of new DVD boxed sets and previously-viewed titles. Music Comps fell 16.0% for the quarter directly as a result of continued industry declines as consumers looked to other forms of music alternatives, primarily through digital downloads. Merchandise Comps, excluding the sales of Music, increased 10.4% during the quarter.
Rental video Comps increased 3.8% from the same period last year primarily as a result of increased video game rentals resulting from the release of strong hit titles during the first quarter. We continue to respond to a shift of consumer preference towards buying DVDs and games instead of renting, and as a result, the combined sales and rental of movies and video games resulted in a Comp increase of 8.0%.
Gross Profit — Merchandise. For the first quarter, total merchandise gross profit dollars increased approximately $1.3 million, or 4.0%, to $33.4 million from $32.1 million for the same period last year, primarily as a result of higher revenues. As a percentage of total merchandise revenue, merchandise gross profit increased to 30.8% for the quarter compared to 30.5% for the same period in the prior year.
Gross Profit — Rental. For the first quarter, total rental gross profit dollars remained constant at $15.6 million. Higher rental revenues were offset by lower margin rates. As a percentage of total rental revenue, rental gross profit decreased to 66.3% for the quarter compared to 68.2% for the same period in the prior year, which was primarily due to increased rental asset depreciation expense for the quarter, as compared to the prior year.
Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A decreased to 33.1% for the first quarter compared to 33.5% for the same quarter in the prior year, primarily as a result of leverage from higher revenues. SG&A increased approximately $0.8 million during the first quarter, or 1.9%, to $43.7 million compared to $42.9 million for the same quarter last year. The increase in SG&A was primarily related to increased store labor costs and stock compensation expense.

Stock Repurchase
On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. Since that time, the Board of Directors has approved increases in the program in the amounts of $2.5 million on April 4, 2005; $5.0 million on March 15, 2006; $2.5 million on October 3, 2006; and $7.5 million on November 20, 2007. During the first quarter of fiscal 2008, we purchased a total of 158,041 shares of common stock at a cost of approximately $1,289,796, or $8.16 per share. As of April 30, 2008, a total of 2,813,791 shares had been repurchased under the program at a cost of approximately $18.6 million, for an average cost of approximately $6.59 per share. As of April 30, 2008, approximately $3.9 million remains available under the stock repurchase program.
Fiscal Year 2008 Guidance
“Net income for the quarter was substantially better then our internal forecast, which is the basis for our guidance,” said Dan Crow, Vice President and Chief Financial Officer. “From an internal perspective, we are confident about our ability to grow our earnings for the remainder of the year; however, we are concerned about the uncertain economic outlook for the remainder of the year. Consequently, we are reaffirming our guidance of net income per diluted share ranging from $0.95 to $1.00 for the full fiscal year ended January 31, 2009.”
Safe Harbor Statement
This press release contains “forward-looking statements.” Hastings Entertainment, Inc. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, consumer appeal of our existing and planned product offerings, and the related impact of competitor pricing and product offerings; overall industry performance and the accuracy of our estimates and judgments regarding trends; our ability to obtain favorable terms from suppliers; our ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; the application and impact of future accounting policies or interpretations of existing accounting policies; unanticipated adverse litigation results or effects; and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly, and periodic reports on file with the Securities and Exchange Commission for a more detailed discussion of these and other risks that could cause results to differ materially.
About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, as well as trends merchandise, with the rental of videos and video games in a superstore format. We currently operate 153 superstores, averaging approximately 20,000 square feet, primarily in medium-sized markets throughout the United States.
We also operate www.gohastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets
(Dollars in thousands)

	April 30,	April 30,	January 31,
	2008	2007	2008
	(unaudited)	(unaudited)

Assets
Current Assets
Cash	$4,003	$5,227	$3,982
Merchandise inventories, net	164,199	164,437	171,958
Deferred income taxes, current	3,590	3,009	3,441
Other current assets	10,384	10,677	11,386

Total current assets	182,176	183,350	190,767

Rental assets, net	13,613	11,235	13,236
Property and equipment, net	51,006	54,958	52,572
Deferred income taxes	2,831	2,583	2,756
Intangible assets, net	391	403	391
Other assets	1,143	289	499

Total assets	$251,160	$252,818	$260,221

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$64,335	$68,224	$76,364
Accrued expenses and other liabilities	35,682	34,688	36,675

Total current liabilities	100,017	102,912	113,039

Long-term debt, excluding current maturities	42,686	46,750	40,616
Other liabilities	4,639	4,466	4,758

Shareholders’ equity
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	37,249	36,845	37,125
Retained earnings	78,881	68,131	75,892
Other comprehensive income	3	35	(15)
Treasury stock, at cost	(12,434)	(6,440)	(11,313)

Total shareholders’ equity	103,818	98,690	101,808

Total liabilities and shareholders’ equity	$251,160	$252,818	$260,221

Consolidated Statements of Earnings
(Dollars in thousands, except per share data)

	Three Months Ended
	April 30,
	2008	2007
	(unaudited)	(unaudited)

Merchandise revenue	$108,317	$105,064
Rental revenue	23,619	22,948

Total revenues	131,936	128,012

Merchandise cost of revenue	74,952	72,997
Rental cost of revenue	7,971	7,300

Total cost of revenues	82,923	80,297

Gross profit	49,013	47,715

Selling, general and administrative expenses	43,694	42,936
Pre-opening expenses	2	—

Operating income	5,317	4,779

Other income (expense):
Interest expense	(472)	(714)
Other, net	17	33

Income before income taxes	4,862	4,098

Income tax expense	1,873	1,614

Net income	$2,989	$2,484

Basic income per share	$0.29	$0.23

Diluted income per share	$0.28	$0.22

Weighted-average common shares outstanding:
Basic	10,362	11,007
Dilutive effect of stock awards	296	192

Diluted	10,658	11,199

Consolidated Statements of Cash Flows
(Dollars in thousands)

	April 30,	April 30,
	2008	2007
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income	$2,989	$2,484
Adjustments to reconcile net income to net cash provided by operations:
Rental asset depreciation expense	4,037	2,780
Purchases of rental video	(8,363)	(5,206)
Property and equipment depreciation expense	4,867	4,876
Amortization	—	8
Deferred income tax	(224)	64
Loss on rental videos lost, stolen and defective	297	292
Loss on disposal of other assets	188	11
Noncash stock-based compensation	164	15
Changes in operating assets and liabilities:
Merchandise inventory	11,412	5,669
Other current assets	1,002	(44)
Trade accounts payable	(10,563)	(4,182)
Accrued expenses and other liabilities	(954)	(3,329)
Excess tax benefit from stock based compensation	(39)	—
Other assets and liabilities, net	(745)	150

Net cash provided by operating activities	4,068	3,588

Cash flows from investing activities:
Purchases of property, equipment and improvements	(3,490)	(2,422)

Net cash used in investing activities	(3,490)	(2,422)

Cash flows from financing activities:
Net borrowings (repayments) under revolving credit facility	2,070	4,828
Purchase of treasury stock	(1,294)	(729)
Change in cash overdraft	(1,466)	(4,112)
Proceeds from exercise of stock options	94	237
Excess tax benefit from stock based compensation	39	—

Net cash provided by (used in) financing activities	(557)	224

Net increase in cash	21	1,390

Cash at beginning of period	3,982	3,837

Cash at end of period	$4,003	$5,227

Balance Sheet and Other Ratios (A)
(Dollars in thousands, except per share amounts)

	April 30,	April 30,
	2008	2007
Merchandise inventories, net	$164,199	$164,437
Inventory turns, trailing 12 months (B)	1.73	1.73

Long-term debt	$42,686	$46,750
Long-term debt to total capitalization (C)	29.1%	32.1%

Book value (D)	$103,818	$98,690

Book value per share (E)	$9.74	$8.81

Price to Earnings Ratio, trailing 12 months (F)	8.4	14.2

	Three Months Ended April 30,
	2008	2007
Comparable-store revenues (G):
Total	4.2%	-3.9%
Merchandise	4.3%	-3.2%
Rental	3.8%	-6.9%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding.

(F)	Defined as closing market value of the Company’s common stock on the last day of the period divided by fully diluted earnings per share for the period’s trailing twelve months.

(G)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the Internet are included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.